SCHEDULE A
                                             TO
                               HERITAGE FUNDS ACCOUNTING AND
                                 PRICING SERVICES AGREEMENT



Heritage Cash Trust (effective as of March 1, 1994):
      Money Market Fund
      Municipal Money Market Fund

Heritage Capital Appreciation Trust (effective as of March 1, 1994)

Heritage Income-Growth Trust (effective as of April 1, 1994)

Heritage Income Trust (effective as of April 1, 1994):
      Diversified Portfolio
      Institutional Government Portfolio
      Limited Maturity Government Portfolio

Heritage Series Trust (effective as of May 1, 1994):
      Small Cap Stock Fund
      Value Equity Fund
      Eagle International Equity Portfolio

Heritage Series Trust (effective as of November 16, 1995):
      Growth Equity Fund

Heritage Series Trust (effective as of September 29, 1997):
      Mid Cap Growth Fund





March 1, 1994, as last amended on September 29, 1997